Exhibit 99.1

PRESS RELEASE

For Immediate Release

Contact:  Jim Wise (618) 474-7476

Erin Williams (618) 474-7465

ARGOSY GAMING COMPANY

REPORTS HIGHER SECOND QUARTER 2004 EARNINGS

Alton, IL, July 29, 2004 — Argosy Gaming Company (NYSE:AGY) today announced results for the three months ended June 30, 2004.  Diluted earnings per share (“EPS”) were $0.63 on net income of $18.6 million, as compared to EPS of $0.24 on net income of $6.9 million for the second quarter of 2003.  Improved performance at the Company’s Lawrenceburg and Riverside properties contributed to the year-over-year increase in earnings.  Earnings in the second quarter of 2003 were impacted by a $5.9 million charge due to new legislation regarding the calculation of the 2002 increase in Indiana gaming tax rates and a $6.5 million write-down of barge platforms originally intended for use at the Company’s Joliet property.  The combination of these two items reduced second quarter 2003 EPS by $0.26 per share.  Included in the results of the second quarter of 2004 are after-tax expenses of approximately $0.02 per share, associated with the refinancing of the Company’s 10 ¾% notes due 2009.  Results for the second quarter of 2004 were also positively impacted by approximately $0.05 per share by the recent agreement reached with the City of Lawrenceburg, Indiana to reduce the annual payments to the city in return for additional capital investment at the Company’s Lawrenceburg property.

Net revenues for the second quarter of 2004 were $254.6 million, up 2.5% from second quarter 2003 net revenues of $248.3 million.  Net revenues at the Company’s Riverside property continue to benefit from the opening of the new casino, and were 58.2% higher in the quarter than in the second quarter of 2003.  In Illinois, operational actions taken to mitigate the impact of increased gaming and admission taxes caused year-over-year revenues to fall.  Net revenues at the Company’s Alton property and Joliet property were down 11.9% and 14.0%, respectively in the second quarter of 2004.

The Company reported EBITDA (earnings before interest, taxes, depreciation and amortization) of $66.2 million for the second quarter 2004, as compared to $45.5 million for the second quarter 2003.  At Argosy Casino Riverside, EBITDA increased from $4.8 million in the second quarter of 2003 to $10.7 million in the second quarter of 2004, or 124%.  The EBITDA margin (EBITDA as a percent of Net Revenues) for the Company in the second quarter of 2003 was 18.3%, but was negatively impacted by approximately 5 percentage points due to the Indiana tax charge and write down in Joliet mentioned earlier. Even after giving effect to these items, the EBITDA margin for the second quarter of 2004 improved by approximately 3 percentage points, at 26.0%.  The EBITDA margin at every one of the Company’s properties was higher in the second quarter of 2004 than in the same quarter of 2003.

Net income for the six months ended June 30, 2004, was $22.5 million ($0.76 EPS) on net revenues of $518.7 million, compared to net income of $21.6 million ($0.74 EPS) on net revenues of $484.7 million for the same period in 2003.  For the six-month period ended June 30, 2003, the Indiana tax rate increase and the asset write-down reduced the EPS by $0.26 per share.  For the six-month period ended June 30, 2004, results were positively impacted by the Lawrenceburg agreement by $0.05 per share, but were negatively impacted by $0.52 per share in expenses related to the refinancing of the Company’s 10 ¾% notes.

 “The year started out with exceptional results.  The second quarter results were on track with our expectations of improved year-over-year results,” said Richard J. Glasier, President and Chief Executive Officer.  “Operationally, Argosy is well situated to grow from a strong base.  We’re particularly pleased to see the strong return on investment on our project in Riverside, which gives us additional confidence in our announced expansion projects.”

Capital spending during the quarter ending June 30, 2004, was approximately $15.2 million, and was primarily maintenance capital, including conversion of the Company’s slot machines to Ticket-in, Ticket-out (“TITO”) technology.  As of the end of the quarter, approximately 90% of the Company’s slot machines were TITO-operational.  The Company continues to expect to be essentially 100% TITO-operational by the end of the year.

The Company is spending approximately $8 million in project capital to renovate and move the boat formerly used at its Riverside property to Sioux City.  The boat is expected to arrive in Sioux City this week, and should be operational at its new location by the end of August.  The project includes an increase in the number of slot machines from 482 to 625 and an increase in the number of gaming tables from 14 to 18.  The boat will also enhance customer comfort by increasing the square footage of the property’s gaming space by approximately 60%.

Construction at the Company’s Riverside expansion project, which includes construction of a new state-of-the-art parking garage and the addition of a premier hotel, is expected to commence in early August.  When completed, the $75 million project will provide for over a 20% increase in the number of guest parking spaces, with enclosed parking for 1,400, and 250 rooms at a property that currently does not have a hotel.

Argosy is in the process of evaluating several different options for expansion at its Lawrenceburg property, and expects to finalize details on a project during the third quarter.  The expansion is expected to include a combination of increased gaming positions, incremental parking and additional hotel rooms.  The Company is preliminarily estimating a project cost in the area of $150 million.  Argosy expects to recover approximately $50 million of the project cost through credits against future annual development fee payments to the City of Lawrenceburg.

Based on these projects and anticipated maintenance capital expenditures, Argosy believes it will spend approximately $50 million to $60 million on capital in the second half of the year, for a full year total of $95 million to $100 million.

Due to the cash flow from its properties’ operating performance, the Company reported that debt was down from $894.6 million as of March 31, 2004, to $847.1 million as of June 30, 2004.  Of that amount, $27.6 million was outstanding under the revolving portion of its senior secured credit facility, as compared to $53.1 million at March 31, 2004.  The Company recently initiated negotiations to refinance its existing senior secured credit facility, and anticipates closing the transaction before the end of the third quarter.  From the initial terms and conditions discussed, Argosy expects to be able to reduce its interest expense on the outstanding balances of the existing facility.  In conjunction with the refinancing, the Company expects to write off deferred financing costs associated with the existing facility of approximately $5.4 million, reducing third quarter 2004 EPS by $0.11.

“The strength of the bond and commercial bank markets has given us the chance to both lower our interest costs and gain flexibility for our development plans,” said Glasier.  “We think there may be some attractive new investment opportunities in the market in the coming quarters, and we look forward to using our strong balance sheet to take advantage of them.”

Based on the year-to-date performance and the Company’s forecast for the rest of the year, Argosy expects reported full-year 2004 EPS to be in the range of $1.73 - $1.83.  Included in this estimate is a $0.09 impact to EPS from the $5 million credit from the City of Lawrenceburg for full-year 2004 and $0.63 in costs associated with refinancing the Company’s senior subordinated notes in February and the senior secured credit facility now being negotiated.

Argosy will host a conference call for interested parties on July 29, 2004, at 11:00 a.m. EDT to review its second quarter financial results.  The call will be broadcast live via the Internet and may be accessed through our web site at www.argosycasinos.com.  For those interested in participating in the call, please dial (706) 634-1306 and reference conference ID #8816637 five to ten minutes prior to the call start time.  A replay of the call will be made available through August 5, 2004 and can be accessed through our web site at www.argosycasinos.com.

Argosy Gaming Company is a leading owner and operator of casinos and related entertainment and hotel facilities in the midwestern and southern United States. Argosy owns and operates the Alton Belle Casino in Alton, Illinois, serving the St. Louis metropolitan market; the Argosy Casino-Riverside in Missouri, serving the greater Kansas City metropolitan market; the Argosy Casino-Baton Rouge in Louisiana; the Argosy Casino-Sioux City in Iowa; the Argosy Casino-Lawrenceburg in Indiana, serving the Cincinnati and Dayton metropolitan markets; and the Empress Casino Joliet in Illinois serving the greater Chicagoland market.

This press release contains statements relating to future results, which are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995.  These forward-looking statements generally can be identified by phrases such as the Company or its management “believes,” “anticipates,” “expects,” “forecasts,” “estimates,”   “foresees,” or other words or phrases of similar import.  Similarly, such statements herein that describe the Company’s business outlook, objectives, strategy, intentions or goals are also forward-looking statements.  All such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected, including but not limited to:

•                  competitive and general economic conditions in the markets in which the Company operates, including locations of competitors and legalization of gaming in new jurisdictions;

•                  construction factors relating to the Company’s expansion projects, including delays, zoning issues, environmental restrictions, weather and other hazards, site access matters and building permit issues;

•                  the ability to effectively implement operational changes at the Company’s properties;

•                  litigation outcomes and judicial actions, including gaming legislative action, referenda and taxation;

•                  the effect of economic, credit and capital market conditions on the economy in general, and on gaming companies in particular;

•                  changes in laws (including increased tax rates), regulations or accounting standards;

•                  the effect of future legislation or regulatory changes on the Company’s operations (including legalization of gaming in new jurisdictions);

•                  other risks and uncertainties detailed from time to time in the Company’s filings with the Securities and Exchange Commission..

-Tables Follow-

ARGOSY GAMING COMPANY

CONSOLIDATED STATEMENTS OF INCOME

(In Thousands, Except Per Share Data)

	Three Months Ended		Six Months Ended
	June 30, 2004	June 30, 2003	June 30, 2004	June 30, 2003
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Revenues:
Casino	$258,213	$252,153	$524,220	$493,010
Admissions	5,351	3,162	10,711	6,167
Food, beverage and other	25,958	24,993	52,418	49,753
	289,522	280,308	587,349	548,930
Less promotional allowances	(34,958)	(31,963)	(68,696)	(64,253)
Net revenues	254,564	248,345	518,653	484,677

Costs and expenses:
Gaming and admission taxes	90,013	95,466	181,591	175,323
Casino	31,179	33,228	63,753	67,374
Selling, general and administrative	37,925	39,481	82,101	75,270
Food, beverage and other	18,721	17,761	37,322	35,559
Other operating expenses	9,735	10,379	19,598	20,885
Depreciation and amortization	14,848	12,839	29,073	25,522
Write down of assets	—	6,500	—	6,500
	202,421	215,654	413,438	406,433
Income from operations	52,143	32,691	105,215	78,244

Other income (expense):
Interest income	18	35	39	86
Interest expense	(16,594)	(18,989)	(34,645)	(37,936)
Expense on early retirement of debt	(763)	—	(26,040)	—
	(17,339)	(18,954)	(60,646)	(37,850)

Income before income taxes	34,804	13,737	44,569	40,394

Income tax expense	(16,221)	(6,788)	(22,026)	(18,784)

Net income	$18,583	$6,949	$22,543	$21,610

Basic income per share	$0.63	$0.24	$0.77	$0.75

Diluted income per share	$0.63	$0.24	$0.76	$0.74

- more tables -

ARGOSY GAMING COMPANY AND SUBSIDIARIES

SELECTED FINANCIAL INFORMATION

SUMMARY OPERATING DATA

(In Thousands)

	Three Months Ended		Six Months Ended
	June 30, 2004	June 30, 2003	June 30, 2004	June 30, 2003
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Casino Revenues
Alton Belle Casino	$25,901	$29,199	$53,087	$58,586
Argosy Casino - Riverside	36,963	23,658	75,201	48,116
Argosy Casino - Baton Rouge	20,939	20,430	42,634	40,489
Argosy Casino - Sioux City	11,397	10,780	23,083	21,169
Argosy Casino - Lawrenceburg	107,671	103,136	219,673	200,197
Empress Casino Joliet	55,342	64,950	110,542	124,453
Total	$258,213	$252,153	$524,220	$493,010

Net Revenues
Alton Belle Casino	$24,590	$27,910	$50,634	$56,135
Argosy Casino - Riverside	35,826	22,650	73,756	46,014
Argosy Casino - Baton Rouge	21,505	20,967	43,856	41,802
Argosy Casino - Sioux City	11,035	10,475	22,381	20,575
Argosy Casino - Lawrenceburg	108,049	104,085	220,982	202,423
Empress Casino Joliet	53,559	62,258	107,044	117,728
Total	$254,564	$248,345	$518,653	$484,677

Income (loss) from operations
Alton Belle Casino	$2,426	$2,619	$5,584	$9,333
Argosy Casino - Riverside	8,121	3,408	17,505	7,402
Argosy Casino - Baton Rouge	2,805	1,200	5,430	2,989
Argosy Casino - Sioux City	2,793	1,831	5,212	3,590
Argosy Casino - Lawrenceburg	33,722	24,365	66,838	50,431
Empress Casino Joliet	9,058	5,510	19,413	16,218
Corporate	(6,782)	(6,242)	(14,767)	(11,719)
Total	$52,143	$32,691	$105,215	$78,244

ARGOSY GAMING COMPANY AND SUBSIDIARIES

SELECTED FINANCIAL INFORMATION

RECONCILIATION OF NET INCOME TO EBITDA (1)

(In Thousands, unaudited)

	Three months ended June 30, 2004		Three months ended June 30, 2003
Net income (2)		$18,583		$6,949
Income tax expense		16,221		6,788
Interest expense, net		16,576		18,954

Depreciation and amortization expense:
Alton Belle Casino	$1,608		$1,640
Argosy Casino - Riverside	2,588		1,373
Argosy Casino - Baton Rouge	2,239		2,170
Argosy Casino - Sioux City	597		1,141
Argosy Casino - Lawrenceburg	3,583		3,257
Empress Casino Joliet	3,587		2,723
Corporate (3)	646		535
Total	14,848	14,848	12,839	12,839

EBITDA (1):
Alton Belle Casino	4,034		4,259
Argosy Casino - Riverside	10,709		4,781
Argosy Casino - Baton Rouge	5,044		3,370
Argosy Casino - Sioux City	3,390		2,972
Argosy Casino - Lawrenceburg	37,305		27,622
Empress Casino Joliet	12,645		8,233
Corporate (3)	(6,899)		(5,707)
Total	$66,228	$66,228	$45,530	$45,530

	Six months ended June 30, 2004		Six months ended June 30, 2003
Net income (2)		$22,543		$21,610
Income tax expense		22,026		18,784
Interest expense, net		34,606		37,850

Depreciation and amortization expense:
Alton Belle Casino	$3,160		$3,411
Argosy Casino - Riverside	5,049		2,818
Argosy Casino - Baton Rouge	4,505		4,232
Argosy Casino - Sioux City	1,720		2,187
Argosy Casino - Lawrenceburg	6,995		6,494
Empress Casino Joliet	6,387		5,333
Corporate (3)	1,257		1,047
Total	29,073	29,073	25,522	25,522

EBITDA (1):
Alton Belle Casino	8,744		12,744
Argosy Casino - Riverside	22,554		10,220
Argosy Casino - Baton Rouge	9,935		7,221
Argosy Casino - Sioux City	6,932		5,777
Argosy Casino - Lawrenceburg	73,833		56,925
Empress Casino Joliet	25,800		21,551
Corporate (3)	(39,550)		(10,672)
Total	$108,248	$108,248	$103,766	$103,766

ARGOSY GAMING COMPANY

NOTES TO SELECTED FINANCIAL INFORMATION

(in thousands)

(1)               “EBITDA” represents earnings before interest, taxes, depreciation and amortization.  EBITDA is presented solely as a supplemental disclosure because management believes it is 1) a widely used measure of operating performance in the gaming industry, 2) a principal basis for valuation of gaming companies and 3) is used as a basis for determining compliance with our credit facility.  Management uses property-level EBITDA (EBITDA before corporate expense) and EBITDA margin (EBITDA as a percent of net revenues) as the primary measures of our properties’ performance, including the evaluation and compensation of operating personnel.  EBITDA should not be construed as an alternative to GAAP-based financial measures such as operating income, an indicator of our operating performance, or cash flows from operating activities, a measure of our liquidity.  We have significant uses of cash flows, including capital expenditures, interest payments, taxes and debt principal repayments, which are not reflected in EBITDA.  We believe the performance of our operating units is more appropriately measured before these expenses, since the allocation of our capital is decided by corporate management and is subject to the approval of the board of directors.  In addition, we manage cash and finance our operations at the consolidated level and we file a consolidated income tax return.  We do not consider EBITDA in isolation.  Our calculation of EBITDA may not be comparable to similarly titled measures reported by other companies.

(2)               Net income includes $763 and $26,040 of expense on early retirement of debt for the three months and six months ended June 30, 2004, respectively.

(3)               Because we do not include corporate expense in our computation, property-level EBITDA does not reflect all the costs of operating the properties as if each were a stand-alone business unit.  Corporate expense includes significant expenses necessary to manage a multiple casino operation, certain of which, such as corporate executive compensation, development, public company reporting, treasury, accounting, legal and tax expenses, would also be required of a typical stand-alone casino property.

ARGOSY GAMING COMPANY

CONDENSED CONSOLIDATED BALANCE SHEETS

(In Thousands, Except Share and Per Share Data)

	June 30, 2004	December 31, 2003
	(unaudited)
Current assets:
Cash and cash equivalents	$69,754	$67,205
Accounts receivable, net	4,136	4,292
Income taxes receivable	—	1,015
Deferred income taxes	12,377	13,295
Other current assets	6,860	7,196
Total current assets	93,127	93,003

Net property and equipment	551,611	548,120
Other assets:
Deferred finance costs, net	16,562	16,748
Goodwill, net	727,470	727,470
Intangible assets, net	24,917	26,092
Other	3,157	439
Total other assets	772,106	770,749
Total assets	$1,416,844	$1,411,872

Current liabilities:
Accounts payable	$11,861	$26,955
Accrued payroll and related expenses	25,540	24,125
Accrued gaming and admission taxes	17,693	14,486
Other accrued liabilities	56,946	70,070
Accrued interest	15,400	9,296
Income taxes payable	5,411	—
Current maturities of long-term debt	3,713	4,648
Total current liabilities	136,564	149,580

Long-term debt	843,396	865,510
Deferred income taxes	105,803	93,119
Other long-term obligations	711	419

Stockholders’ equity:
Common stock, $.01 par; 120,000,000 shares authorized; 29,474,783 and 29,314,542 shares issued and outstanding at June 30, 2004 and December 31, 2003, respectively	295	293
Capital in excess of par	95,754	92,551
Accumulated other comprehensive loss	(563)	(1,941)
Retained earnings	234,884	212,341
Total stockholders’ equity	330,370	303,244
Total liabilities and stockholders’ equity	$1,416,844	$1,411,872